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                                                                  EXHIBIT (A)(4)

FORM OF LETTER TO BROKERS, DEALERS

                            BEAR, STEARNS & CO. INC.
                                245 PARK AVENUE
                               NEW YORK, NY 10167
                                 (212) 499-2403
                            TOLL FREE (888) 285-3977

                OFFER TO EXCHANGE EACH OUTSTANDING COMMON SHARE
                (INCLUDING THE ASSOCIATED SHARE PURCHASE RIGHTS)
                                       OF
                               SAFETY-KLEEN CORP.
                                      FOR
                          $15.00 NET PER SHARE IN CASH
                             (SUBJECT TO REDUCTION)
                                      AND
                             $15.00 OF COMMON STOCK
                             (SUBJECT TO VARIATION)
                                       OF
                      LAIDLAW ENVIRONMENTAL SERVICES, INC.

     THE LAIDLAW ENVIRONMENTAL OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 13, 1998, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Safety-Kleen Nominees:

     We have been appointed by Laidlaw Environmental Services, Inc., a Delaware corporation ("Laidlaw Environmental"), to act as Dealer Manager in connection with Laidlaw Environmental's offer to exchange $15.00 net in cash (subject to reduction) and that number of shares of common stock, par value $1.00 per share, of Laidlaw Environmental (the "Laidlaw Environmental Common Stock") equal to the Exchange Ratio (as such term is defined in the Exchange Offer) for each outstanding common share, par value $0.10 per Share (each, a "Share" and collectively, the "Shares"), of Safety-Kleen Corp., a corporation incorporated under the laws of the State of Wisconsin ("Safety-Kleen"), including the associated common share purchase rights (the "Rights"), issued pursuant to the Rights Agreement, dated as of November 9, 1988, between Safety-Kleen and First National Bank of Chicago, as Rights Agent, as amended by a First Amendment to Rights Agreement, dated as of August 10, 1990 and by a Second Amendment to Rights Agreement, dated as of November 20, 1997 (as so amended, the "Rights Agreement"), upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated January 15, 1998 (the "Exchange Offer"), and in the related Letter of Transmittal (which together constitute the "Laidlaw Environmental Offer"), enclosed herewith.

     The Laidlaw Environmental Offer is conditioned upon, among other things, the Minimum Tender Condition, the Laidlaw Environmental Stockholder Approval Condition, the Wisconsin Statutory Condition, the Rights Plan Condition, the Regulatory Approval Condition and the Buyout Expense Condition (in each case as defined in the Exchange Offer). See "The Laidlaw Environmental
Offer -- Conditions of the Laidlaw Environmental Offer" in the Exchange Offer.

     Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Safety-Kleen Distribution
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Date (as defined in the Exchange Offer) occurs, a tender of Shares will constitute a tender of the associated Rights. See "The Laidlaw Environmental Offer -- Procedure for Tendering" in the Exchange Offer.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominees, or who hold Shares (and Rights, if applicable) registered in their own names, we are enclosing the following documents:

          1. Exchange Offer, dated January 15, 1998;

          2. Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of Shares (and Rights) in accepting the Laidlaw Environmental Offer and tendering Shares (and Rights);

          3. Notice of Guaranteed Delivery to be used to accept the Laidlaw Environmental Offer if certificates for Shares (and Rights) are not immediately available, if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined in the Exchange Offer) or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A letter which may be sent to your clients for whose accounts you hold Shares (and Rights) registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Laidlaw Environmental Offer;

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. A return envelope addressed to the Depositary.

     Laidlaw Environmental will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Dealer Manager and the Information Agent as described in the Exchange Offer) in connection with the solicitation of tenders of Shares and Rights pursuant to the Laidlaw Environmental Offer. Laidlaw Environmental will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Laidlaw Environmental will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Shares (and Rights) to it or its order pursuant to the Laidlaw Environmental Offer, subject to Instruction 6 of the Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE LAIDLAW ENVIRONMENTAL OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 13, 1998, UNLESS THE LAIDLAW ENVIRONMENTAL OFFER IS EXTENDED.

     In order to take advantage of the Laidlaw Environmental Offer, a duly executed and properly completed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, should be sent to the Exchange Agent, and certificates evidencing the tendered Shares (and Rights) should be delivered or such Shares (and Rights) should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Exchange Offer.

     If holders of Shares (and Rights, if applicable) wish to tender Shares (and Rights), but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "The Laidlaw Environmental Offer -- Procedure for Tendering" in the Exchange Offer.

     Any inquiries you may have with respect to the Laidlaw Environmental Offer should be addressed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Exchange Offer.
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     Additional copies of the enclosed materials may be obtained from the undersigned or by calling the Information Agent, Morrow & Co., Inc., at (800) 662-5200 (toll free) or call collect at (212) 754-8000, or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          Bear, Stearns & Co. Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF LAIDLAW ENVIRONMENTAL, THE DEALER MANAGER, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE LAIDLAW ENVIRONMENTAL OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.